Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION ANNOUNCES PRICING OF $550 MILLION OF NOTES DUE 2025

EL DORADO, Arkansas, August 4, 2017 – Murphy Oil Corporation (NYSE:MUR) announced it has priced an offering of $550 million of 5.750 percent Notes that will mature in 2025 (“2025 notes”), pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”).

The Company expects to close the offering on August 18, 2017, subject to customary closing conditions, and expects to use the net proceeds from the offering of the 2025 notes in order to redeem the Company’s 2.500 percent Notes due 2017 in accordance with the indenture governing such notes. This news release does not constitute a notice of redemption under such indenture.

J.P. Morgan Securities LLC is acting as joint physical book-running manager for the offering. The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-207463) filed by Murphy with the SEC and only by means of a prospectus supplement and accompanying prospectus. An investor may obtain free copies of the prospectus supplement and accompanying prospectus related to the offering by visiting EDGAR on the SEC website, www.sec.gov, or by contacting:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

1-866-803-9204

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

P.O. Box 7000, El Dorado, Arkansas 71731-7000

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as, North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of Murphy’s exploration programs, the company’s ability to maintain production rates and replace reserves, customer demand for Murphy’s products, adverse foreign exchange movements, political and regulatory instability, adverse developments in the U.S. or global capital markets, credit markets or economies generally and uncontrollable natural hazards, as well as those contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. For further discussion of risk factors, see Murphy’s 2016 Annual Report on Form 10-K, on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Amy Garbowicz, amy_garbowicz@murphyoilcorp.com, 281-675-9201

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324

P.O. Box 7000, El Dorado, Arkansas 71731-7000